GENSPERA CHIEF EXECUTIVE OFFICER CRAIG DIONNE TO PRESENT TO BIO BUSINESS FORUM™ ON APRIL 23, 2013 IN CHICAGO

SAN ANTONIO, Texas, April 10, 2013 – GenSpera, Inc. (OTCBB:GNSZ) today announced that Chairman and CEO, Craig Dionne, PhD, will deliver a company overview at the BIO Business Forum™ on Tuesday, April 23, 2013, at 10:30 AM CDT. The forum is held from April 22-25 in conjunction with the 2013 BIO International Convention, the largest international event for the biotech industry, at McCormick Place in Chicago, Illinois.

The BIO Business Forum™, the industry's largest partnering event, allows organizations to increase visibility, attract more partners, and communicate their company objectives to a global audience representing over sixty countries and business development executives from both pharmaceutical and biotech companies.

About BIO

BIO represents more than 1,100 biotechnology companies, academic institutions, state biotechnology centers and related organizations across the United States and in more than 30 other nations. BIO members are involved in the research and development of innovative healthcare, agricultural, industrial and environmental biotechnology products. BIO also produces the BIO International Convention, the world’s largest gathering of the biotechnology industry, along with industry-leading investor and partnering meetings held around the world.

About GenSpera

GenSpera’s technology platform combines a powerful, plant-derived cytotoxin (thapsigargin) with a prodrug delivery system that targets release of the drug within the tumor. Unlike typical chemotherapeutic agents, thapsigargin kills cells irrespective of the rate of cell division, which may provide an effective approach to kill both fast- and slow-growing cancers as well as cancer stem cells. GenSpera’s lead drug candidate, G-202, is activated by the enzyme PSMA, which is found at high levels in prostate cancer and in the vasculature of almost all solid tumors, and is therefore expected to have efficacy in a wide variety of tumor types.

Data from the G-202 Phase Ib program in solid tumor patients demonstrated that G-202 is well-tolerated with prolonged disease stabilization observed in several hepatocellular carcinoma patients whose disease had previously worsened on standard therapy. A Phase II clinical trial in patients with hepatocellular carcinoma is underway. For more information, please visit the company’s website: www.genspera.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of GenSpera’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera’s periodic reports filed with the Securities and Exchange Commission.

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CONTACT:

Company:	Craig Dionne, Ph.D., CEO
GenSpera, Inc. (210) 479-8112
Investors:	Paul Henning
Cameron Associates (212) 554-5462
Media:	Deanne Eagle
Planet Communications (917) 837-5866